Exhibit 99

News Release

Contact:	Layne Christensen Company
Jerry W. Fanska
Sr. Vice President-Finance
913-677-6858
www.laynechristensen.com
TUESDAY, APRIL 17, 2007
LAYNE CHRISTENSEN’S ENERGY DIVISION ANNOUNCES CONTRACT SIGNING OF
CHILEAN CBM PROJECT
Mission Woods, KS — April 17, 2007 — Layne Christensen Company (NASDAQ:LAYN) announced today that its subsidiary, Layne Energy, Inc. and a group of Chilean investors (the “Layne Group”) successfully negotiated a definitive agreement for the development of unconventional gas, primarily coalbed methane (“CBM”) gas, in south central Chile. The concession will total approximately 720,000 acres. The formal agreement with a term of thirty-five years was signed in a ceremony with Minister of Mines Ms. Karen Poniachik in Concepción, Chile. In conjunction with negotiations for the definitive agreement, the Layne Group formed Layne Energia Chile S.A., a Chilean company in which Layne Energy, through its Chilean subsidiary, owns 85% and has operating control of the project.
Colin B. Kinley, President of Layne Energy, stated, “We are very excited about the prospects on this project. Our initial geologic studies have been encouraging as to structure and gas-in-place potential. We anticipate having an active pilot program in process later this year. Layne Christensen along with its Latin American partners were early pioneers in the mineral exploration drilling business in Chile. We now have an opportunity to build on that successful partnership again by continuing our role in helping Chile develop its natural resources.”
Andrew B. Schmitt, President and CEO of Layne Christensen Company, stated, “It is exceedingly rare to have an energy resource prospect of such scale with exclusive development rights. We are pleased and honored that the government of Chile saw fit to award Layne Energy and its partners this concession. We plan to do our best to develop the full potential.”
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “will,” “will be,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.